Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426

Mercer Insurance Group, Inc. Announces 3rd Quarter 2008 Earnings

Pennington, New Jersey, October 28, 2008 – Mercer Insurance Group, Inc. (Nasdaq: MIGP) reported its operating results today for the nine months and quarter ended September 30, 2008.

In comparing the current results to the prior year, the reader should be aware that in the quarter and nine months ended September 30, 2007, the Company recognized non-recurring refunds of state premium retaliatory taxes, plus interest (collectively, the “Retaliatory Tax”), in the after-tax amount of $332,000, or $0.05 per diluted share, and $2.8 million, or $0.44 per diluted share, respectively. Nothing of a comparable nature is recognized in the current periods. A discussion of this item can be found in the Liquidity and Capital Resources section of Item 7 of the Form 10-K for the most recent year.

In the quarter ended September 30, 2008, the Company reported net income, determined under U.S. generally accepted accounting principles (GAAP), of $1.8 million, or $0.28 per diluted share. This result compares to net income of $3.0 million, or $0.47 per diluted share, for the same quarter in the previous year, which included the Retaliatory Tax refund described above. Excluding the impact of the Retaliatory Tax refund from the prior year results, net income for the third quarter of 2007 was $2.7 million, or $0.42 per diluted share. The decrease in the current year quarter’s net income, as compared to the same quarter in 2007, is attributable to the inclusion in the prior year’s quarter of the Retaliatory Tax refund, as well as the current year quarter’s realized losses, which are predominantly write-downs of other than temporarily impaired securities. After-tax realized investment losses included in net income for the current quarter were $1.5 million, or $0.23 per diluted share, as compared to a realized loss of $238,000, or $0.04 per diluted share, in the same period in the prior year. Operating income (a non-GAAP measure defined as net income less after-tax realized gains or losses) in the third quarter of 2008 was $3.3 million, or $0.51 per diluted share, as compared to $3.2 million, or $0.51 per diluted share, in the same quarter of 2007, which included the Retaliatory Tax refund. After adjusting to exclude the Retaliatory Tax refund from the prior period’s third quarter, the operating income of the current year’s third quarter represented an increase of $0.4 million, or $0.05 per diluted share, from the adjusted operating income of $2.9 million, or $0.46 per diluted share, of the prior year. The Company’s GAAP combined ratio for the third quarter of 2008 was 97.9%, as compared to 96.4% for the same quarter in 2007, or an adjusted combined ratio of 97.7% for the prior period after excluding the impact of the Retaliatory Tax refund described above. Book value at September 30, 2008 was $21.39 per share.

Revenues for the third quarter of 2008 were $39.6 million, a decrease of $0.8 million over the 2007 third quarter revenue of $40.4 million. Net premiums earned for the quarter were $37.9 million, a $0.6 million increase over net premiums earned of $37.3 million in the same period of 2007. Net investment income was $3.5 million for the quarter, as compared to $2.9 million in the comparable period in 2007, an increase of $589,000 over the net investment income in the prior year’s quarter. Realized losses in the current year’s quarter were $2.3 million, as compared to realized losses of $366,000 in the prior year’s quarter, with the increase primarily attributable to write-downs of other than temporarily impaired securities.

In the nine months ended September 30, 2008, the Company reported net income of $7.6 million, or $1.19 per diluted share. This result compares to net income of $11.4 million, or $1.80 per diluted share, for the same period in the previous year, which included the Retaliatory Tax refund described above. Excluding the impact of the Retaliatory Tax refund from the prior year results, net income for the first nine months of 2007 was $8.6 million, or $1.36 per diluted share. The decrease in the net income for the first nine months of 2008, as compared to the same period in 2007, is attributable to the inclusion in the prior year of the Retaliatory Tax refund, as well as the current year’s realized losses, which are predominantly write-downs of other than temporarily impaired securities. After-tax realized investment losses included in net income for the current period were $1.9 million, or $0.30 per diluted share, as compared to a realized gain of $174,000, or $0.03 per diluted share, in the same period in the prior year. Operating income in the nine months ended September 30, 2008, was $9.5 million, or $1.49 per diluted share, as compared to $11.2 million, or $1.77 per diluted share, in the same period of 2007, which included the Retaliatory Tax refund. After adjusting to exclude the Retaliatory Tax refund from the prior period’s operating income, the operating income of the current period represented an increase of $0.9 million, or $0.16 per diluted share, from the adjusted operating income of $8.6 million, or $1.33 per diluted share, of the prior year. The Company’s GAAP combined ratio for the nine months ended September 30, 2008 was 98.0%, as compared to 94.7% for the same period in 2007, or an adjusted combined ratio of 98.1% for the prior period after excluding the impact of the Retaliatory Tax refund described above.

Revenues for the nine months ended September 30, 2008 were $124.4 million, an increase of $6.7 million over the 2007 period of $117.7 million. Net premiums earned for the period were $115.6 million, a $9.2 million increase over net premiums earned of $106.4 million in the same period of 2007. Net investment income was $10.2 million for the period, as compared to $9.6 million in the comparable period in 2007, an increase of $581,000 over the net investment income in the prior year’s period. The prior period’s net investment income included $720,000 of interest relating to the Retaliatory Tax refund, without which net investment income for the prior year period would have been $8.9 million. Realized losses in the current year quarter were $2.9 million, as compared to realized gains of $267,000 in the prior year period, with the increase primarily attributable to write-downs of other than temporarily impaired securities.

As part of the other than temporary impairment losses recognized as realized losses this quarter, a $1 million par value debenture issued by Lehman Brothers was written down by the Company to estimated fair value. The Company holds no Fannie Mae or Freddie Mac common or preferred shares, nor any equity or fixed income obligations of AIG or Washington Mutual.

In commenting on the quarter, Andrew R. Speaker, President and CEO, noted “We are obviously disturbed by the volatility in the capital markets and its current impact on the Company’s portfolio holdings. However, our investment strategy has been to take a prudent approach to protecting capital while seeking a competitive return, and we believe this approach has helped minimize the overall impact of these difficult markets on the Company’s shareholder’s equity. We are pleased with our operating earnings for the quarter, which when combined with our conservative portfolio strategy limited the decline in book value to 1.8% during the quarter. Our disciplined approach to underwriting and investing will continue to be a central focus for us as we compete in this challenging marketplace.”

The Board of Directors of Mercer Insurance Group, Inc. has approved a dividend of $0.075 per share, to be paid on December 29, 2008 to shareholders of record on December 12, 2008.

Mercer Insurance Group, Inc. offers commercial and personal lines of insurance to businesses and individuals principally in seven states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income

(in thousands, except per share and share data)

	Quarter Ended September 30,
	2008	2007
	(unaudited)	(unaudited)
Net premiums earned	$37,869	$37,303
Investment income, net of investment expenses	3,469	2,880
Realized investment losses	(2,281)	(366)
Other revenue	536	587
Total revenue	39,593	40,404

Losses and loss adjustment expenses	22,819	22,768
Amortization of deferred policy acquisition costs	10,460	9,870
Other expenses	3,776	3,315
Interest expense	328	300
Total expenses	37,383	36,253

Income before income taxes	2,210	4,151
Income taxes	430	1,139

Net income	$1,780	$3,012

Net income per common share:
Basic	$0.29	$0.49
Diluted	$0.28	$0.47

Weighted average number of shares outstanding:
Basic	6,237,804	6,174,842
Diluted	6,382,413	6,345,865

Supplementary Financial Data

Net written premiums	$37,575	$41,110

Book value per common share	$21.39	$20.83

GAAP combined ratio	97.9%	96.4%

Consolidated Statements of Income

(in thousands, except per share and share data)

	Nine Months Ended September 30,
	2008	2007
	(unaudited)	(unaudited)
Net premiums earned	$115,590	$106,367
Investment income, net of investment expenses	10,173	9,592
Realized investment (losses)gains	(2,944)	267
Other revenue	1,555	1,494
Total revenue	124,374	117,720

Losses and loss adjustment expenses	71,564	65,398
Amortization of deferred policy acquisition costs	31,163	27,829
Other expenses	10,618	7,530
Interest expense	961	911
Total expenses	114,306	101,668

Income before income taxes	10,068	16,052
Income taxes	2,463	4,697

Net income	$7,605	$11,355

Net income per common share:
Basic	$1.22	$1.85
Diluted	$1.19	$1.80

Weighted average number of shares outstanding:
Basic	6,230,476	6,125,654
Diluted	6,382,740	6,318,029

Supplementary Financial Data

Net written premiums	$115,863	$123,116

GAAP combined ratio	98.0%	94.7%

Consolidated Balance Sheet

(in thousands, except share amounts)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$328,548	$324,238
Equity securities, at fair value	14,730	17,930
Short-term investments, at cost	9,998	—
Total investments	353,276	342,168
Cash and cash equivalents	14,690	21,580
Premiums receivable	39,431	36,339
Reinsurance receivable	89,104	83,844
Prepaid reinsurance premiums	7,460	9,486
Deferred policy acquisition costs	21,202	20,528
Accrued investment income	3,639	3,582
Property and equipment, net	15,357	13,056
Deferred income taxes	11,581	7,670
Goodwill	5,416	5,416
Other assets	3,286	2,766
Total assets	$564,442	$546,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$298,991	$274,399
Unearned premiums	86,271	88,024
Accounts payable and accrued expenses	13,549	14,622
Other reinsurance balances	11,824	14,734
Trust preferred securities	15,571	15,559
Advances under line of credit	3,000	3,000
Other liabilities	2,283	2,691
Total liabilities	$431,489	$413,029

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,075,333 shares, outstanding 6,782,691 and 6,717,693 shares	—	—
Additional paid-in capital	$71,163	$70,394
Accumulated other comprehensive income	(2,073)	4,896
Retained earnings	73,969	67,613
Unearned ESOP shares	(2,662)	(3,131)
Treasury Stock, 567,158 and 505,814 shares	(7,444)	(6,366)
Total stockholders’ equity	132,953	133,406
Total liabilities and stockholders’ equity	$564,442	$546,435